Exhibit 4.1

CIM COMMERCIAL TRUST CORPORATION

Articles Supplementary
Series L Preferred Stock

CIM Commercial Trust Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article VI of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board of Directors”) by duly adopted resolutions reclassified [            ] shares of authorized but unissued preferred stock, $0.001 par value per share, of the Corporation as shares of Series L Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series L Preferred Stock

1.             Designation and Number.  A series of Preferred Stock, designated the “Series L Preferred Stock” (the “Series L Preferred Stock”), is hereby established.  The par value of the Series L Preferred Stock is $0.001 per share.  The number of shares of the Series L Preferred Stock shall be [                ].

2.             Definitions.  In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a)           “Aggregate VWAP” shall mean, for purposes of redemption of the Series L Preferred Stock, the amount equal to the quotient of (a) the sum of (i) the volume-weighted average per share price of the Common Stock (as defined in the Charter) based on all the transactions executed on the US Exchange for the twenty (20) days on which the US Exchange or the TASE is open for trading prior to the end of the quarter in which such redemption is effective, multiplied by the total number of shares of Common Stock traded on the US Exchange during such period, plus (ii) the volume-weighted average per share price of shares of Common Stock based on all the transactions executed on the TASE, using daily share prices as converted from ILS to USD at the then prevailing representative exchange rate published by the Bank of Israel on its website for the purpose of such day, for the twenty (20) days on which the US Exchange or the TASE is open for trading prior to the end of the quarter in which such redemption is effective, multiplied by the total number of shares traded on the TASE during such period, divided by (b) the total number of shares of Common Stock traded on the US Exchange and the TASE used for purposes of the above calculations.  If any such volume-weighted average per share price of Common Stock used for calculation of Aggregate VWAP is unavailable for one or more days during the period of calculation, the volume-weighted average price for such day will be deemed equal to the market value of one share of Common Stock on such trading day, as determined by the Corporation in a commercially reasonable manner, using a volume-weighted average price method.

(b)           “Aggregate Yearly Distribution Rate” is defined in Section 4(a).

(c)           “Applicable Dividend Ratio” shall mean, for a given quarter, a ratio with the numerator equal to the Quarterly Series L Distribution and the denominator equal to the product of (i) the Aggregate Yearly Distribution Rate multiplied by (ii) the Series L Stated Value (as converted to USD at the Initial Exchange Rate).

(d)           “Bank” shall mean one of the commercial banks (including their subsidiaries) or foreign bank branches as published from time to time by the Bank of Israel on its website that is selected by the Corporation for any given transaction.

(e)           “Closing Day” shall mean the TASE Trading Day following the Date of Tender.

(f)            “Current Exchange Rate” shall mean the exchange rate equal to the weighted average of the USD/ILS exchange rates of all the transactions (which shall be one or more) completed by the Bank(s) through which the payment is converted to ILS on the applicable date.

(g)           “Date of Tender” shall mean [               ], 2017.

(h)           “Debt” shall mean with respect to the Corporation and its consolidated subsidiaries, determined in accordance with GAAP and to the extent listed as debt on the balance sheet of the Corporation, without duplication, the aggregate amount of all outstanding debt for borrowed money issued under bonds, notes, loan agreements or similar instruments, net of all cash and cash equivalents of the Corporation and its subsidiaries.  In no event (and for the avoidance of doubt) shall “Debt” include (i) issued and undrawn letters of credit, (ii) cash collateralized letters of credit, (iii) earn-out obligations and (iv) capital leases or operating leases.  In no event shall the allocable portion of “Debt” of any entity at which the “Debt” is incurred exceed the Corporation’s direct or indirect equity ownership percentage of such entity or, for the avoidance of doubt, include the “Debt” of any person the investment in which is accounted for under the equity method.  The Corporation’s good faith determination of the aggregate amount of “Debt” shall be binding absent manifest error.

(i)            “Holder Redemption Deadline” shall mean sixteen (16) days (or, if such date is not a TASE Trading Day, the following TASE Trading Day) prior to the end of the fiscal quarter in which a holder seeks to exercise the holder’s optional redemption right provided by Section 7.

(j)            “ILS” shall mean Israeli new shekels.

(k)           “Initial Exchange Rate” shall mean an exchange rate published by the Corporation in accordance with the Prospectus that is equal to the weighted average of the ILS/USD exchange rates of all the transactions (which shall be no fewer than five (5) of an equal size) completed by the Bank(s) through which the gross proceeds from the Offering are converted to USD on the first TASE Trading Day following the Closing Day.

(l)            “ISA” shall mean the Israel Securities Authority.

(m)          “Leverage Ratio” shall mean the amount, expressed as a percentage, of Debt of the Corporation divided by Total Assets of the Corporation.

(n)           “Offering” shall mean the offering and sale of the units consisting of shares of Series L Preferred Stock pursuant to the Prospectus.

(o)           “Person” shall mean an individual, corporation, association, partnership, limited liability Corporation, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(p)           “Prospectus” shall mean the prospectus included in the effective registration statement filed by the Corporation with the U.S. Securities and Exchange Commission and with the ISA with respect to the Offering, as such prospectus may be amended or supplemented.

(q)           “NASDAQ” shall mean the Nasdaq Global Market.

(r)            “NASDAQ Trading Day” shall mean a day on which NASDAQ is open for transaction of business.

(s)            “Quarterly Payable Initial Dividend” shall mean the portion of the Initial Dividend equal to the product of the Initial Dividend multiplied by the Applicable Dividend Ratio for a given quarter.

(t)            “Redemption Coordinator” shall mean [    ], or any other TASE member the Corporation designates as a replacement.

(u)           “SEC” means the U.S. Securities and Exchange Commission.

(v)           “Series A Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Corporation.

(w)          “Series L Distribution Payment Date” is defined in Section 4(a).

(x)           “Series L Distribution Conditions” is defined in Section 4(b).

(y)           “Series L Stated Value” shall mean an amount per share equal to 100 ILS, subject to adjustment pursuant to Section 11.

(z)           “Series L Trading Day” shall mean a day on which both NASDAQ and the TASE are open for trading.

(aa)         “Initial Dividend” is defined in Section 4(c).

(bb)         “TASE” shall mean the Tel Aviv Stock Exchange.

(cc)         “TASE Trading Day” shall mean any day on which the TASE is open for trading.

(dd)         “Total Assets” shall mean the fair value of the assets of the Corporation and its subsidiaries (on a consolidated basis) as determined by the Corporation consistent with the calculation of the Corporation’s net asset value as most recently published by the Corporation, as modified from time to time.  The Corporation’s good faith determination of the aggregate amount of “Total Assets” shall be binding absent manifest error.

(ee)         “US Exchange” shall mean the national securities exchange on which the Common Stock (as defined in the Charter) is traded in the United States.

(ff)          “USD” shall mean U.S. dollars.

3.             Rank.

(a)           The Series L Preferred Stock shall, with respect to rights to the payment of dividends and other distributions (not including the distribution of assets referenced in Section 3(b)), rank (i) senior to all classes or series of Common Stock, except with respect to and only to the extent of the Initial Dividend, and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series L Preferred Stock are entitled to receive dividends and other distributions in preference or priority to the holders of shares of such class or series (the “Junior Dividend Stock”); (ii) on a parity with any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series L Preferred Stock are entitled to receive dividends and other distributions on parity and without preference or priority of one over the other (the “Parity Dividend Stock”); and (iii) junior to the Series A Preferred Stock, the Common Stock, with respect to and only to the extent of the Initial Dividend, and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends and other distributions in preference or priority to the holders of the Series L Preferred Stock (the “Senior Dividend Stock”).

(b)           The Series L Preferred Stock shall, with respect to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (i) senior to the Common Stock both (1) to the extent of the Series L Stated Value and (2)  following payment of an amount equal to any unpaid Initial Dividend, to the extent of any accrued and unpaid distributions on the Series L Preferred Stock, and senior to any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series L Preferred Stock are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Liquidation Stock” and, together with Junior Dividend Stock, the “Junior Stock”); (ii) on a parity with the Series A Preferred Stock, to the extent of the Series L Stated Value, and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series L Preferred Stock are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of liquidation preferences, on parity and without preference or priority of one over the other (the “Parity Liquidation Stock” and, together with Parity Dividend Stock, the “Parity Stock”); and (iii) junior to the Series A Preferred Stock and the Common Stock, to the extent of the Initial Dividend, with respect to any accrued and unpaid distributions on Series L Preferred, and any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series L Preferred Stock (the “Senior Liquidation Stock”).

4.             Distributions.

(a)           Subject to the preferential rights of holders of any class or series of Senior Dividend Stock and the Series L Distribution Conditions, holders of the Series L Preferred Stock shall be entitled to receive if, as and when authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of distributions, preferential cumulative cash distributions in ILS on each share of Series L Preferred Stock at the rate of [   ]% per annum (the “Aggregate Yearly Distribution Rate”) of the Series L Stated Value.  The distributions on each share of Series L Preferred Stock shall be cumulative from (and including) the first date on which such share of Series L Preferred Stock is issued and shall be payable quarterly on the date selected by the Board of Directors (or its designee) (each, a “Series L Distribution Payment Date”), provided that a Series L Payment Date shall not be after the latter of (i) the eighteenth (18th) day of the month following the quarter for which the distribution was declared or (ii) the latest payment date permitted by the regulations of the TASE.  Notwithstanding the foregoing, the first Series L Distribution Payment Date shall not be payable until January 2018 and distributions paid on the first Series L Distribution Payment Date, if any, will represent accrual for more than a full quarter, covering the period from, and including, the date of original issuance to, and including, December 31, 2017.  Any distribution payable on the Series L Preferred Stock for any partial distribution period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the “Series L Distribution Record Date”), which shall be the last day of the quarter for which the distribution was declared.  Any distribution on the Series L Preferred Stock that is authorized by Board of Directors shall be declared by the Corporation in USD no later than the earlier of twenty (20) days or eight (8) TASE Trading Days prior to the end of the quarter for which the distribution is declared.  Authorized and declared distributions on the Series L Preferred Stock shall be paid in ILS on the Series L Distribution Payment Date by converting the declared distribution from USD to ILS at the Current Exchange Rate on the third TASE Trading Day preceding the applicable Series L Distribution Payment Date.

(b)           For any fiscal year in which the Initial Dividend is greater than zero, no distributions on shares of Series L Preferred Stock shall be paid with respect to a given quarter of a fiscal year unless and until the following conditions (the “Series L Distribution Conditions”) are satisfied, in the following order:

(i)            first, if not previously declared in a prior quarter of such fiscal year, the Corporation has declared the entire Initial Dividend, if any, with respect to the Common Stock for such fiscal year;

(ii)           second, the Corporation has paid (or set apart for payment) in such fiscal year dividends on the Common Stock in an amount equal to or greater than the Quarterly Payable Initial Dividend in respect to the given quarter plus the aggregate amount of any unpaid Quarterly Payable Initial Dividends that are payable for all prior quarters;

(iii)          third, the Corporation has declared, at least one day following the satisfaction of the foregoing Series L Distribution Payment Conditions, any distributions per share of the Series L Preferred Stock to be paid with respect to the given quarter (the “Quarterly Series L Distribution”), if any; and

(iv)          fourth, if not previously paid, the Corporation has paid the entire amount set apart for payment under Subsection (b)(ii) of this Section 4 to the extent not previously paid.

(c)           Initial Dividend.

(i)            Subject to the other provisions of this Section 4(c), the “Initial Dividend” for a given fiscal year, if any, is a minimum annual amount, in USD, that is announced by the Corporation before the end of the prior fiscal year.

(ii)           Notwithstanding the provisions of Section 4(c)(i), the Initial Dividend for any fiscal year other than 2017 shall equal zero ($0) USD if any of the following is true: (1) the Board of Directors does not authorize or the Corporation does not announce such Initial Dividend before the end of the prior fiscal year, (2) distributions are not paid in full upon the Series L Preferred Stock as of the day following the Series L Distribution Payment Date with respect to the fourth quarter of the preceding year or (3) the Leverage Ratio as of November 30 of the preceding fiscal year exceeds 60%.

(d)           Holders of Series L Preferred Stock shall not be entitled to any distributions on the Series L Preferred Stock in excess of the distributions provided for in Section 4(a).

(e)           No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series L Preferred Stock that may be in arrears.

(f)            When distributions are not paid in full upon the Series L Preferred Stock or any other class or series of Parity Dividend Stock, or a sum sufficient for such payment is not set apart, all distributions declared upon the Series L Preferred Stock and any shares of Parity Dividend Stock shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series L Preferred Stock and accumulated, accrued and unpaid on such Parity Dividend Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Dividend Stock does not have a cumulative distribution).

(g)           Except as set forth in Section 4(f) and Section 4(h), unless full cumulative distributions equal to the full amount of all accumulated, accrued and unpaid distributions on the Series L Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past quarterly periods,

(i)            no dividends or other distributions shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made (other than dividends or distributions paid in shares of Junior Dividend Stock or options, warrants or rights to subscribe for or purchase shares of Junior Dividend Stock or Junior Liquidation Stock), directly or indirectly, by the Corporation with respect to any shares of Common Stock (other than in amounts up to but not exceeding the Initial Dividend, if any) or any shares of Junior Dividend Stock or Parity Dividend Stock,

(ii)           nor shall any shares of Junior Dividend Stock or Parity Dividend Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Dividend Stock or Junior Liquidation Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Dividend Stock or Junior Liquidation Stock).

(h)           Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock pursuant to the restrictions on ownership and transfer set forth in the Charter, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a real estate investment trust (“REIT”) under Section 856 of the Code (as defined in the Charter).

5.             Series L Liquidation Preference.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after satisfaction of liabilities to creditors and subject to the preferential rights of holders of any class or series of Senior Liquidation Stock, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Liquidation Stock, the holders of shares of the Series L Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Series L Stated Value (as converted to USD at the Initial Exchange Rate) (the “Series L Liquidation Preference”).  Until the holders of the Series L Preferred Stock have been paid the Series L Liquidation Preference in full, no payment will be made to any holder of Junior Liquidation Stock upon the liquidation, dissolution or winding up of the Corporation.  If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series L Preferred Stock shall be insufficient to pay in full the Series L Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Liquidation Stock, including any accumulated, accrued and unpaid distributions that are required to be paid in accordance with the terms of such Parity Liquidation Stock (the “Parity Liquidation Payments”), then such assets, or the proceeds thereof, shall be distributed among the holders of the Series L Preferred Stock and any such Parity Liquidation Stock ratably in the same proportion as the respective amounts that would be payable on such Series L Preferred Stock and any such Parity Liquidation Stock if all amounts payable thereon were paid in full.  After payment of the full amount of the Series L Liquidation Preference to which they are entitled, the holders of the Series L Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation except as set forth in Section 5(c) below.

(b)           Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series L Preferred Stock in an amount equal to the Series L Liquidation Preference and to the holders of any Parity Liquidation Stock in amount equal to the applicable Parity Liquidation Payment, the holders of Common Stock shall be entitled to receive an amount equal to any unpaid Initial Dividend.

(c)           Upon any liquidation, dissolution or winding up of the Corporation, after the payments set forth in (a) and (b) of this Section 5 shall have been made in full, the holders of the Series L Preferred Stock shall be entitled to receive an amount equal to all accumulated, accrued and unpaid distributions (whether or not earned or declared) on such Series L Preferred Stock to the date of final distribution to such holders.  After payment of the full amount of the Series L Liquidation Preference and all accumulated, accrued and unpaid distributions to which they are entitled, the holders of the Series L Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation, or proceeds therefrom.

(d)           Upon any liquidation, dissolution or winding up of the Corporation, after the payments set forth in (a), (b) and (c) of this Section 5 shall have been made in full, the holders of any classes or series of Common Stock and any other class or series of Junior Liquidation Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed in accordance with the terms of such classes or terms of Common Stock or other Junior Liquidation Stock, and the holders of the Series L Preferred Stock and any Parity Liquidation Stock shall not be entitled to share therein.

(e)           The consolidation, merger or conversion of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(f)            All payments to holders of the Series L Preferred Stock pursuant to this Section 5 shall be paid by the Corporation in ILS, based on the Current Exchange Rate on the last TASE Trading Day immediately preceding the date of payment.

(g)           In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series L Preferred Stock shall not be added to the Corporation’s total liabilities.

6.             Redemption by the Corporation.

(a)           The Series L Preferred Stock is not redeemable at the option of the Corporation, pursuant to this Section 6, (i) prior to the fifth anniversary of the date of original issuance of any shares of Series L Preferred Stock or (ii) at any time if, as of the  Corporation Redemption Date, (1) the Series L Distribution Conditions are not satisfied or (2) the Corporation has not or does not concurrently pay or set apart for payment all distributions with respect to Series L Preferred Stock that are in arrears as of such Corporation Redemption Date.

(b)           Subject to the provisions of this Section 6, from and after the fifth anniversary of the date of original issuance of any shares of Series L Preferred Stock, the Corporation may, at its option, redeem such shares, in whole or, from time to time, in part, at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate), plus all accumulated, accrued and unpaid distributions, if any, to and including the Corporation Redemption Date.

(c)           The redemption price per share payable in connection with any redemption pursuant to this Section 6 shall be paid at the election of the Corporation, in its sole discretion, (i) in cash in ILS, based on the Current Exchange Rate on the first Series L Distribution Payment Date following the Corporation Redemption Date, (ii) in shares of Common Stock, based on the lower of (1) the net asset value of the Corporation per share of Common Stock as most recently published by the Corporation as of the Corporation Redemption Date and (2) the Aggregate VWAP of the Common Stock, or (iii) in any combination of cash, in ILS, and Common Stock, based on the conversion mechanisms set forth in (i) and (ii) of this Section 6(c).

(d)           The “Corporation Redemption Date” shall be the effective date of any redemption made pursuant to this Section 6, which shall be last day of the quarter in which the Corporation publishes notice of the Corporation’s election to exercise its right of redemption in accordance with this Section 6.

(e)           If full cumulative distributions on all outstanding shares of Series L Preferred Stock have not been declared and paid or declared and set apart for payment for all past distribution periods, except as provided by the restrictions on ownership and transfer set forth in the Charter, neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of the Series L Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series L Preferred Stock.

(f)            If fewer than all the outstanding shares of Series L Preferred Stock are to be redeemed pursuant to this Section 6, the Corporation shall select those shares to be redeemed pro rata.

(g)           The Corporation may exercise its redemption right pursuant to this Section 6 by delivering a written or electronic notice thereof to the record holders of shares of Series L Preferred Stock to be redeemed and complying with the applicable disclosure procedures set forth in the Prospectus.

(h)           Written or electronic notice as to the redemption of any shares of Series L Preferred Stock pursuant to this Section 6 shall be given to each such record holder of such shares of Series L Preferred Stock at the respective contact information of each such holder as the same shall appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series L Preferred Stock except as to the holder to whom notice was defective or not given.

(i)            In addition to any information required by law or by the applicable rules of any exchange upon which Series L Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the Corporation Redemption Date; (ii) the redemption price payable on the Corporation Redemption Date; (iii) whether the redemption price will be paid in cash, Common Stock or a combination of cash and Common Stock; and (iv) that distributions on the shares of Series L Preferred Stock to be redeemed will cease to accrue on such Corporation Redemption Date.  If less than all the shares of Series L Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series L Preferred Stock held by such holder to be redeemed.

(j)            If notice of redemption of any shares of Series L Preferred Stock has been given in accordance with this Section 6 and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series L Preferred Stock so called for redemption, then, from and after the Corporation Redemption Date, distributions will cease to accrue on such shares of Series L Preferred Stock, such shares of Series L Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash and/or Common Stock payable upon such redemption without interest thereon.  The redemption price will be paid by the Corporation on the third TASE Trading Day following the first Series L Distribution Payment Date after the Corporation Redemption Date, in accordance with the procedures described in the Prospectus.

(k)           Subject to applicable law and the limitations on purchases when distributions on the Series L Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series L Preferred Stock in the open market, by tender or by private agreement.

7.             Redemption at the Option of a Holder.

(a)           Subject to the provisions in this Section 7:

(i)            From and after the fifth anniversary of the date of original issuance of the shares of Series L Preferred Stock, each holder of shares of Series L Preferred Stock will have the right to require the Corporation to redeem such shares at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate), plus, provided the Series L Distribution Conditions are satisfied and the Corporation is otherwise permitted to pay distributions on the Series L Preferred Stock, in each case as of the first Series L Distribution Payment Date following the Holder Redemption Date, all accumulated, accrued and unpaid distributions, if any, to the Holder Redemption Date (as defined below).  If, on the Holder Redemption Date, the Series L Distribution Conditions are not satisfied or the Corporation is otherwise not permitted to pay distributions on the Series L Preferred Stock, the redemption price shall be equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) and a redeeming holder shall forfeit any accrued and unpaid distributions on the Series L Preferred Stock on all shares redeemed on the Holder Redemption Date.

(ii)           Notwithstanding Section 7(a)(i) above, a holder of shares of Series L Preferred Stock will have the right to require the Corporation to redeem such shares at a redemption price equal to 100% of the Series L Stated Value (as converted to USD at the Initial Exchange Rate) at any time prior to the fifth anniversary of the date of original issuance of the shares of Series L Preferred Stock if, (1) the Corporation does not declare and pay in full the distributions on the Series L Preferred Stock for any quarterly period prior to such fifth anniversary and (2) the Corporation does not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock prior to the Holder Redemption Date.  A redeeming holder under this Section 7(a)(ii) shall forfeit any accrued and unpaid distributions on the Series L Preferred Stock on all shares redeemed on the Holder Redemption Date.

(b)           From and after the first anniversary of the date of original issuance of the shares of Series L Preferred Stock, the redemption price per share payable in connection with any redemption pursuant to this Section 7 shall be paid at the election of the Corporation, in its sole discretion, (i) in cash in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the first Series L Distribution Payment Date following the Holder Redemption Date, (ii) in shares of Common Stock, based on the lower of (1) the net asset value of the Corporation per share of Common Stock as most recently published by the Corporation as of the Holder Redemption Date and (2) the Aggregate VWAP of the Common Stock, or (iii) in any combination of cash, in ILS, and Common Stock, based on the conversion mechanisms set forth in (i) and (ii) of this Section 7(b).  If a holder exercises its right of redemption under Section 7(a)(ii) prior to the first anniversary of the date of original issuance of the shares of Series L Preferred Stock, the redemption price payable shall be paid in cash, in ILS, based on the conversion mechanism set forth in (i) above; provided that no holder of Series L Preferred Stock may redeem such shares at any time prior to the first anniversary of the date of original issuance if, as of the Holder Redemption Date or the date of payment of the redemption price, dividends on the Series A Preferred Stock are in arrears.

(c)           The Corporation’s obligation to redeem any shares of Series L Preferred Stock is limited to the extent that, (i) the Corporation does not have sufficient funds available to fund any such redemption, in which case the Corporation will be required to redeem with shares of Common Stock, or (ii) the Corporation is restricted by applicable law, the Corporation’s charter or contractual obligations from making such redemption.

(d)           The “Holder Redemption Date” shall be the effective date of any redemption made pursuant to this Section 7, which shall be the last day of the fiscal quarter in which a Holder Redemption Notice is received by the Redemption Coordinator on or before the Holder Redemption Deadline.

(e)           A holder may exercise its right of redemption under Section 7(a) by delivering written notice to the Redemption Coordinator (“Holder Redemption Notice”) on or before the Holder Redemption Deadline and in accordance with the procedures described in the Prospectus.  The Holder Redemption Notice shall specify the number of shares of Series L Preferred Stock to be redeemed.  Any Holder Redemption Notice that is received after the Holder Redemption Deadline for a fiscal quarter shall be null and void.

(f)            If a Holder Redemption Notice has been given to the Corporation and if the funds necessary to pay for the related redemption have been set apart by the Corporation for the benefit of the holder delivering such Holder Redemption Notice, then, as of the Holder Redemption Date, distributions will cease to accrue on the shares of Series L Preferred Stock subject to redemption, such shares of Series L Preferred Stock shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash and/or Common Stock payable upon such redemption without interest thereon.  The redemption price will be paid by the Corporation on the first Series L Distribution Payment Date after the Holder Redemption Date, in accordance with the procedures described in the Prospectus.

8.             No Fractional Shares.  The Corporation shall not issue fractional shares of Common Stock upon any redemption pursuant to Section 6 or Section 7, but in lieu of fractional shares, the Corporation shall round down to the nearest whole number of shares of Common Stock to be issued in the aggregate to a particular holder with respect to a quarter and shall pay cash, in ILS, in an amount equal to the fractional interest multiplied by the Aggregate VWAP or net asset value per share of our Common Stock, as applicable, used pursuant to Section 6(c) or Section 7(b) to determine the number of shares of Common Stock issuable upon redemption, as converted from USD to ILS at the Current Exchange Rate on either (a) the first Series L Distribution Payment Date following the applicable Corporation Redemption Date or (b) the third TASE Trading Day preceding the first Series L Distribution Payment Date following the applicable Holder Redemption Date.

9.             Mechanics of Redemption.

(a)           The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series L Preferred Stock and of transfers of shares of Series L Preferred Stock for the purpose of registering shares of Series L Preferred Stock and of transfers of shares of Series L Preferred Stock as herein provided.  The initial registrar and transfer agent for the Series L Preferred Stock shall be Computershare Trust Company, N.A.  The Corporation may appoint one or more additional transfer agents as it shall determine.  The Corporation may change the transfer agent without prior notice to any holder.

(b)           If the Corporation elects to pay the redemption price in Common Stock, the Corporation shall cause the transfer agent for the Common Stock to, as soon as practicable, but not later than the first Series L Distribution Payment Date following the Holder Redemption Date (in the event of redemption by a holder) or the third TASE Trading Day following the Series L Distribution Payment Date (in the event of redemption by the Corporation), as applicable, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption.  The Person or Persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Holder Redemption Date or Corporation Redemption Date, as applicable.

10.          Status of Shares.

(a)           All shares of Common Stock that may be issued upon redemption of shares of Series L Preferred Stock shall be validly issued, fully paid and nonassessable.

(b)           Any shares of Series L Preferred Stock that shall at any time have been redeemed pursuant to Section 6 or Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock (as defined in the Charter), without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

11.          Adjustments.  If the effective date of the redemption of any shares of Series L Preferred Stock pursuant to Section 6 or Section 7 occurs less than twenty (20) days on which the US Exchange or the TASE is open for trading after the Corporation: (i) declares a dividend or makes a distribution on the Common Stock payable in Common Stock, (ii) subdivides or splits the outstanding Common Stock, (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares or (iv) consolidates with, or merges with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Series L Stated Value shall be adjusted so that the redemption of the Series L Preferred Stock with an effective date that is less than twenty (20) days on which the US Exchange or the TASE is open for trading after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash which, if the Series L Preferred Stock had been redeemed immediately prior to such event, such holder would have owned upon such redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

12.          Voting Rights.  Holders of the Series L Preferred Stock shall not have any voting rights.

13.          Conversion.  The Series L Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND:  The shares of Series L Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures on following page]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its               and attested to by its                  on this      day of           , 2017.

ATTEST:		CIM COMMERCIAL TRUST CORPORATION

By:		By:
	Name:		Name:
	Title:		Title: